Exhibit 99

For more information please contact:

Tom Travis, President and CEO	Lynne Oakley, Senior Vice President
IBC-San Antonio	IBC-San Antonio
210/518-2502	210/518-2526

Elizabeth Marshall or Brian Dwyer
KGBTexas, Inc.
210/826-8899

IBC RESPONDS TO ALBERTSON’S CLOSURES

(April 3, 2002) LAREDO, Texas - International Bancshares Corporation (NASDAQ: IBOC) announced today its transition plans for the branches of its lead bank subsidiary, International Bank of Commerce, located within Albertson’s grocery stores in the San Antonio area.  Albertson’s unilaterally announced yesterday its plans to close all of its San Antonio stores by April 13, 2002.

“Our customers and employees remain IBC’s primary concern,” stated Tom Travis, President and CEO of IBC-San Antonio.  “IBC has initiated its plan to ensure a smooth transition.  We want to clearly reaffirm to our customers and employees IBC’s commitment to San Antonio,” said Travis.  “Contrary to Albertson’s experience, IBC has been extremely successful in the San Antonio area and will continue to expand and develop this market. These closures are solely the result of Albertson’s decision to exit the market.  We will not exit this market, rather IBC will expand its presence in the market.”

IBC will extend the hours of operation for its traditional branch locations effective April 15. “We felt it was important to increase the hours of operation in order to continue to provide convenient banking hours for our customers,” commented Travis.  “Our customers appreciate the extended hours and weekend banking, and we want to continue to provide that service for them.  Fortunately, many of our customers have been using both the in-store branches and traditional branches, so we believe the inconvenience caused by these closures will be lessened by our customers’ ability to continue to rely on our traditional branch bank locations.”

IBC also maintains a 24-hour bank-by-phone service, Internet banking and a large network of ATMs throughout the city.  In addition, most of IBC’s customers have been issued check cards that allow customers to receive cash back from merchants that accept point of sales purchasing.

“Based on Albertson’s announcements to the media, we will close four of our in-store branch bank locations on the Albertson’s closure date.  The two south side locations at 2514 S.W. Military and 2920 Southcross will close as previously planned on April 8,” said Travis.  Albertson’s had announced the closure of the south side locations in December, and IBC has remained open within the closed stores.  The remaining twelve in-store branches will continue in operation following Albertson’s closures on April 13 and will ultimately close on April 20.  IBC will still maintain its Kerrville and New Braunfels in-store branches, as Albertson’s is not closing its locations in these cities as part of its exit from the South Texas market.

IBC will transition many of its in-store employees into the existing branch network.   In addition to filling vacant positions within the branches, IBC is expecting to open additional branches soon and will retain some employees for these new locations.

IBC still maintains in-store locations within several Wal-Mart Supercenter stores in the Rio Grande Valley, Laredo and Rockport.  Additionally, IBC has 7-day banking in regional shopping malls throughout South Texas.  IBC’s development plans include locating branches inside other regional malls as well as opening traditional free-standing bank branch locations.

International Bancshares Corporation is a $6.4 billion, multi-bank financial holding company headquartered in Laredo, Texas.  It has a network of facilities and ATMs serving communities that include Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Eagle Pass, Port Lavaca, Zapata and several others throughout the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from the SEC filings site located at http://www.sec.gov/edgar.shtml.